EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made as of April 3, 2024 between Bhadreskumar Patel (“Executive”) and Resources Connection, Inc. (the “Company”) and Resources Connection LLC (“LLC”).
RECITALS
WHEREAS, the Company desires to renew its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:
1.RETENTION
The Company and LLC do hereby hire, engage and employ Executive as the Chief Operating Officer of the Company and LLC, each for the Period of Employment (as defined in Section 3), and Executive does hereby accept and agree to such hiring, engagement and employment, all on the terms and conditions expressly set forth in this Agreement. As of the Effective Date (as defined below), this Agreement supersedes and replaces, in its entirety, the prior Employment Agreement that Executive entered into with the Company dated November 21, 2022. For purposes of this Agreement, the term “Company” shall be understood to include the LLC, unless the context otherwise requires.
2.DUTIES
(a)During the Period of Employment (as defined in Section 3), Executive shall serve the Company in such position fully, diligently, competently, and in conformity with the provisions of this Agreement, directives of the Chief Executive Officer and the Board of Directors of the Company (the “Board”), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment. In this position, Executive shall report to the Chief Executive Officer.
(b)Throughout the Period of Employment, Executive shall devote Executive’s full business time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with the provisions of Sections 13 and 14, and further provided that Executive shall not serve as a director of any other publicly traded or private entity without gaining the consent of the Chief Executive Officer and the Corporate Governance and Nominating Committee of the Board prior to the commencement of such service.
(c)Executive shall exercise due diligence and care in the performance of his duties for and the fulfillment of his obligations to the Company under this Agreement.
(d)During the Period of Employment, the Company shall furnish Executive with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Executive’s duties hereunder and consistent with his position as the Chief Operating Officer of the Company.
(e)Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.
3.PERIOD OF EMPLOYMENT
The “Period of Employment” shall, unless sooner terminated as provided herein, be three (3) years commencing on April 7, 2024 (the “Effective Date”) and ending with the close of business on April 6, 2027. Notwithstanding the preceding sentence, commencing with April 7, 2027, and on each April 7 thereafter (each an “Extension Date”), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto sixty (60) days’ prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the “Non-Extension Notice”). The term “Period of Employment” shall include any extension that becomes applicable pursuant to the preceding sentence. In all cases, the Period of Employment is subject to termination pursuant to Sections 6, 7 and 8 below.
4.COMPENSATION
(a)BASE SALARY. During the Period of Employment, the Company shall pay Executive, and Executive agrees to accept from the Company, in payment for his services, a base salary of Five Hundred and Fifty Thousand Dollars ($550,000.00) per year (“Base Salary”), less standard withholdings and authorized deductions, payable in accordance with the Company’s general payroll practices in effect from time to time (but in no event less frequently than in monthly installments). The determination of whether Executive’s Base Salary will be upwardly adjusted is within the sole and absolute discretion of the Chief Executive Officer or the Board (or a committee of the Board), as applicable.
(b)ANNUAL INCENTIVE COMPENSATION. During the Period of Employment, Executive shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for the executive officers of the Company generally, in accordance with the terms, conditions, and provisions of each such plan as the same may be changed, amended, or terminated, from time to time in the discretion of the Board, or its designated committee. For Fiscal Year 2024, Executive’s target incentive in the Company’s FY24 Executive

Incentive Plan will be increased to $300,000 and subject to the terms of that Executive Incentive Plan. For Fiscal Year 2025, Executive will be eligible for a target incentive of $550,000, subject to the achievement of specific quantitative and qualitative goals to be outlined in a separate Executive Incentive Plan to be approved by the Compensation Committee.
(c)EQUITY COMPENSATION. During the Period of Employment, Executive shall be eligible to receive grants of stock options, restricted stock, restricted stock units, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board, or a designated committee thereof. Upon (or as may be necessary to give effect to such acceleration, immediately prior to) the occurrence of an event described in Section 7.2 of the Company’s 2014 or 2020 Performance Incentive Plan, as applicable, all of Executive’s then-outstanding and otherwise unvested equity awards granted by the Company shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary; provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award. In connection with Executive’s appointment to the Chief Operating Officer position, and subject to approval by the Compensation Committee of the Board, Executive will receive a restricted stock unit award (“RSU”) with a grant date value of Three Hundred Thousand Dollars ($300,000.00), which will vest as to 25% of the RSUs subject to the award on each of the first, second, third and fourth anniversaries of the Effective Date, subject to Executive’s continued employment or service through the applicable vesting date and the terms of the applicable award agreement and the Company’s 2020 Performance Incentive Plan.
5.BENEFITS
(a)HEALTH AND WELFARE. During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally made available by the Company to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.
(b)FRINGE BENEFITS. During the Period of Employment, Executive shall be entitled to participate in all fringe benefit plans and programs generally made available by the Company to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.
(c)PERSONAL TIME OFF AND OTHER LEAVE. Executive shall be entitled to such amounts of paid personal time off and other leave, as from time to time may be allowed by the Company to the Company’s executive officers generally or as approved by the Board specifically, or as required by law. Any personal time off is to be scheduled and taken in accordance with the Company’s standard policies applicable to such personnel.
(d)BUSINESS EXPENSES. During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time. At the latest, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. Executive agrees to provide prompt documentation of such expenses in order to facilitate the timely reimbursement of same. The amount of expenses eligible for reimbursement during any taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive.
(e)AUTOMOBILE. To the extent generally provided by the Company to its other executive officers, during the Period of Employment, Executive shall be entitled to receive an automobile allowance of fifteen thousand dollars ($15,000) annually for expenses associated with the operation and maintenance of such automobile.
6.DEATH OR DISABILITY
(a)DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY. For purposes of this Agreement, the terms “Permanently Disabled” and “Permanent Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform substantially all of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. The terms “Permanent Disability” and “Permanently Disabled” as used herein may have meanings different from those used in any disability insurance policy or program maintained by Executive or the Company.
(b)VESTING ON DEATH OR DISABILITY. Upon any termination of the Period of Employment and Executive’s employment hereunder by reason of Executive’s death or Permanent Disability, as defined in Section 6(a), subject to the release requirements of Section 6(c), any then-outstanding and otherwise unvested stock options, restricted stock, restricted stock units and any other equity or equity-based awards granted by the Company to Executive shall be deemed immediately vested and, if applicable, remain exercisable for the lesser of three (3) years or the term of the award, notwithstanding any other provision of this Agreement or applicable plans (but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements); provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award.
(c)TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies during the Period of Employment, the Period of Employment and Executive’s employment shall automatically cease and terminate as of the date of Executive’s death. If Executive becomes Permanently Disabled during the Period of Employment, the Company may terminate the Period of Employment and Executive’s employment hereunder by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to Executive’s death or Permanent Disability, Executive or Executive’s estate shall be entitled to receive:

(i)a lump sum cash payment, payable within fifteen (15) calendar days (or earlier, if required by applicable law) after termination of Executive’s employment, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder and (B) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder (the “Earned/Unpaid Annual Bonus”);
(ii)a lump sum cash payment, payable within sixty (60) calendar days after termination of Executive’s employment, in an amount equal to one (1) times Executive’s annual rate of Base Salary (as in effect immediately prior to such termination); and
(iii)a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs, with such pro-ration based upon the percentage of such fiscal year that shall have elapsed through the date of termination of Executive’s employment, payable within sixty (60) calendar days after termination of Executive’s employment.
Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to Executive’s death or Permanent Disability, except as set forth in Sections 6(b) and 6(c), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Section 5, Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, program, policy or arrangement of the Company and its affiliates.
As a condition precedent to any Company obligation to Executive pursuant to this Section 6(b) or (c) (other than pursuant to Section 6(c)(i), which for the avoidance of doubt shall be promptly paid to Executive following termination), Executive, or Executive’s estate or Executive’s personal representative, if applicable, shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed, written release of claims in a form provided by the Company and such release shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide such form of release to Executive within five (5) days following the termination of Executive’s employment, and Executive shall execute such release within twenty-one (21) days (or forty-five (45) days if such period is required under applicable law) following Executive’s receipt of such form of release from the Company. The Company shall have no obligation to make any payment to Executive pursuant to Section 6(b) or (c) unless and until the release contemplated by this Section 6(c) becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations. If the maximum period of time in which Executive has to consider and revoke such release spans two different calendar years, the payment of the applicable benefits shall (to the extent required in order to avoid any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) be made in the second of those two years.
7.TERMINATION BY THE COMPANY

(a)TERMINATION FOR CAUSE. The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive’s employment hereunder for Cause at any time. The term “Cause” for purpose of this Agreement shall mean:
(i)Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or
(ii)Executive is engaging or has engaged in material fraud, material dishonesty, or any other act of willful misconduct in connection with the business affairs of the Company; or
(iii)Conviction of criminal theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or
(iv)Executive’s continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Company to Executive of such failure; provided, however, that (A) it shall not be Cause if Executive is making good faith efforts to perform duties and (B) this provision shall not apply to any qualitative dissatisfaction by the Company with Executive’s performance of his duties hereunder; or
(v)Executive’s material breach of the provisions of Sections 13 and/or 14 of this Agreement, or any material breach by Executive of any other agreement Executive has with the Company or any Company policy that applies to Executive, which breach, if capable of being cured, is not cured within thirty (30) days following written notice by the Company to Executive of such breach.
If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 26) of written notice of such termination to Executive.
In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) a lump sum cash payment, payable within fifteen (15) calendar days (or earlier, if required by applicable law) after termination of Executive’s employment, equal to the sum of (A) accrued but unpaid Base Salary as of the date of termination of Executive’s employment hereunder (including any accrued but unpaid personal time off) and (B) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive’s employment hereunder.
Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, program, policy or arrangement of the Company and its affiliates.

If the Company attempts to terminate Executive’s employment pursuant to this Section 7(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 7(b) shall apply and Executive shall be entitled to receive, subject to the release requirements of Section 7(b), the payments called for by Section 7(b).
(b)TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate the Period of Employment and Executive’s employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company without Cause (other than due to Executive’s death or Permanent Disability), then Executive shall be entitled to receive:
(i)a lump sum cash payment, payable within fifteen (15) calendar days (or earlier, if required by applicable law) after termination of Executive’s employment, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder (including any accrued but unpaid personal time off) and (B) the Earned/Unpaid Annual Bonus, if any;
(ii)a lump sum cash payment, payable within sixty (60) calendar days after termination of Executive’s employment, in an amount equal to one and one-half (1.5) times the sum of (A) Executive’s annual rate of Base Salary (as in effect immediately prior to such termination of employment) and (B) Executive’s target annual incentive under the applicable annual incentive program under Section 4(b) for the year in which such termination occurs; provided, however, that if Executive’s employment is terminated without Cause within sixty (60) days prior to, upon or within twenty-four (24) months following the occurrence of an event described in Section 7.2 of the Company’s 2020 Performance Incentive Plan (the “Change in Control Event”), then the multiple referenced in this Section 7(b)(ii) shall increase to two (2) times (with any additional amount payable as a result of such change in the multiple to be paid within sixty (60) calendar days following the later of the termination of Executive’s employment or the date of the Change in Control Event);
(iii)a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs, with such pro-ration based upon the percentage of such fiscal year that shall have elapsed through the date of termination of Executive’s employment, payable within sixty (60) calendar days after termination of Executive’s employment;
(iv)any then-outstanding and otherwise unvested equity awards granted by the Company to Executive shall thereupon immediately vest and, if applicable, remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans (but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements); provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award; and

(v)a lump sum cash payment, payable within sixty (60) calendar days after termination of Executive’s employment, in an amount substantially equivalent to the cost for Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the termination of Executive’s employment, for a period of eighteen (18) months.
Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company without Cause, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, program, policy or arrangement of the Company and its affiliates.
As a condition precedent to any Company obligation to Executive pursuant to this Section 7(b) (other than pursuant to Section 7(b)(i), which for the avoidance of doubt shall be promptly paid to Executive following termination), Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed, written release of claims in a form provided by the Company and such release shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide such form of release to Executive within five (5) days following the termination of Executive’s employment, and Executive shall execute such release within twenty-one (21) days (or forty-five (45) days if such period is required under applicable law) following Executive’s receipt of such form of release from the Company. The Company shall have no obligation to make any payment to Executive pursuant to Section 7(b) unless and until the release contemplated by this Section 7(b) becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations. If the maximum period of time in which Executive has to consider and revoke such release spans two different calendar years, the payment of the applicable benefits shall (to the extent required in order to avoid any tax, penalty or interest under Section 409A of the Code) be made in the second of those two years.
8.TERMINATION BY EXECUTIVE
(a)TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive’s employment hereunder at any time without Good Reason (as defined below) upon thirty (30) days prior written notice of such termination to the Company. Any such termination by Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 7(a) shall apply. Notwithstanding any other provision of this Agreement, following such a termination of employment by Executive, except as set forth in Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, program, policy or arrangement of the Company and its affiliates.
(b)TERMINATION WITH GOOD REASON. Executive may terminate the Period of Employment and resign from employment hereunder for “Good Reason” if any of the following occur without Executive’s consent:

(i)if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or
(ii)if the Company materially diminishes Executive’s authority, duties, responsibilities, or
(iii)if the Company materially breaches any provision of this Agreement;
provided, however, that none of the events described above shall constitute Good Reason unless Executive shall have notified the Company in writing describing the event(s) which constitute Good Reason within sixty (60) days of the initial existence of such event(s) and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice; and provided, further, that in all events the termination of Executive’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the event(s) claimed to constitute Good Reason.
Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(b) shall apply; provided, however, that if Executive terminates his employment by the Company for Good Reason within sixty (60) days prior to, upon or within twenty-four (24) months following the occurrence of a Change in Control Event, then the multiple referenced in Section 7(b)(ii) shall increase to two (2) times Executive’s annual rate of Base Salary and Executive’s target annual incentive (with any additional amount payable as a result of such change in the multiple to be paid within sixty (60) calendar days following the later of the termination of Executive’s employment or the date of the Change in Control Event). Further, if Executive attempts to resign for Good Reason pursuant to this Section 8(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 8(a) and, by reference therein, the provisions of Section 7(a), shall apply. Notwithstanding any other provision of this Agreement, following such a termination of employment by Executive, except as set forth in Section 7(a) or 7(b), as applicable, Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, program, policy or arrangement of the Company and its affiliates.
9.EXCLUSIVE REMEDY
Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole contract remedy for any termination of his employment and Executive covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.
10.EXPIRATION OF PERIOD OF EMPLOYMENT
(a)ELECTION NOT TO EXTEND PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, unless Executive’s employment is earlier terminated pursuant to Sections 6, 7 or 8, termination of Executive’s employment hereunder shall occur on the close of business on the day immediately preceding the anniversary of the next Extension Date following the delivery of the Non-Extension Notice pursuant to Section 3. If the Company elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by the Company without Cause under Section 7(b). If Executive elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by Executive without Good Reason under Section 8(a).
(b)CONTINUED EMPLOYMENT BEYOND EXPIRATION OF PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 3, but the parties want to continue Executive’s employment without a written contract, such continued employment will be at will and shall not be deemed to extend any of the provisions of this Agreement. At such time, Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, however, that the provisions of Sections 13, 14 and 15 shall survive any termination of this Agreement or Executive’s termination of employment hereunder.
11.POSSIBLE BENEFIT REDUCTION
Notwithstanding anything else contained herein to the contrary, to the extent that any payment, distribution, transfer or other benefit of any type to or for Executive by the company or any of its parents, subsidiaries or other affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options, restricted stock units or other equity-based awards granted by the Company or any of its parents, subsidiaries or other affiliates pursuant to the Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction in Total Payments shall be made only if the reduction results in the receipt by Executive, on an after-tax basis, of a greater amount of Total Payments compared to the amount of Total Payments that Executive would receive, on an after-tax basis (for the purposes of clarity), taking into account Executive’s payment of the Excise Tax and any similar taxes due from Executive, if Executive received the full amount of the Total Payments. If such a reduction is required, and unless Executive has otherwise notified the Company of the order in which benefits are to be reduced and such instructions from Executive do not result in any tax, penalty or interest pursuant to Section 409A of the Code, the Company shall reduce the Total Payments in the following order: (i) reduction of any cash severance; (ii) reduction of any cash bonuses; (iii) reduction of any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b); (iv) reduction of any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c) (with awards other than options and appreciation rights being reduced first); and (iv) reduction of other Total Payments; in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.
12.MEANS AND EFFECT OF TERMINATION
Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.
13.RESTRICTIVE COVENANTS
Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(a)During the period of Executive’s employment by the Company, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, or (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. During the period of Executive’s employment by the Company and for a period of one (1) year thereafter (the “Restricted Period”), Executive will not, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and clients, customers, suppliers, partners, members or investors of the Company or its affiliates, except as he is entitled under applicable law.
(b)Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.
(c)During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage any employee or independent contractor of the Company or its affiliates to terminate his employment or contract relationship with the Company or its affiliates or to become employed or engaged as a contractor by Executive or any third party.
(d)During the Restricted Period, because of the inseparability of Confidential Information from the customer relationships with which Executive has been entrusted as part of his duties and in order to protect the Company’s trade secrets, Executive will not directly or indirectly solicit any of the Company’s actual customers or vendors (either active or previous) with which Executive had any contact at any time during Executive’s employment to direct any business or prospective business or income from the Company or its affiliates; to stop or in any way alter the manner in which such customers or vendors are doing business with the Company or its affiliates; or to reduce the quantity of their business with the Company or its affiliates.
(e)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 13 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(f)This Section 13 controls in the event of any conflict or inconsistency with any provision of the Confidentiality Agreement (as defined in Section 14(c)).
14.CONFIDENTIALITY.
(a)Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.
(b)Executive agrees that upon termination of his employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that Executive may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that Executive will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
(c)Executive executed a Confidentiality, Inventions and Non-Solicitation Agreement dated April 30, 2018 (the “Confidentiality Agreement”). Executive agrees that he has complied with the Confidentiality Agreement. The Confidentiality Agreement continues in effect in accordance with its terms, as modified by Sections 13 and 14(d) of this Agreement.
(d)Nothing in this Agreement or in the Confidentiality Agreement limits Executive’s right (i) to discuss the terms, wages, and working conditions of Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose confidential information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such confidential information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. In addition, Executive may truthfully respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process. In addition, nothing in this Agreement or in the Confidentiality Agreement shall limit or restrict in any way Executive’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:
“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.
(1)Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
This Section 14(d) controls in the event of any inconsistency or conflict with any other provision of this Agreement or of the Confidentiality Agreement.
15.SPECIFIC PERFORMANCE
Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 13 or Section 14 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
16.ASSIGNMENT
This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.
17.GOVERNING LAW
This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Virginia, without regard to conflicts of laws principles thereof.
18.ENTIRE AGREEMENT
This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) the Confidentiality Agreement, (ii) any stock option, restricted stock, restricted stock unit or other equity or equity-based award agreement between Executive and the Company that was executed prior to the date hereof, other than as provided in Sections 4(c), 6(b), 7(b) or 8(b) above, (iii) the Indemnification Agreement between Executive and the Company dated November 21, 2022, or (iv) the Arbitration Agreement (as defined below).
19.POST-TERMINATION COOPERATION
Executive agrees that following the termination of his employment for any reason, he shall reasonably cooperate if and as requested by the Company at mutually convenient times in the orderly transition of his former duties and in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with any such cooperation requested by the Company. Executive shall be compensated for his time at a mutually agreed upon rate for any such services requested by the Company other than the provision of information to the Company or its counsel and/or testifying as a witness, which Executive shall undertake without any compensation.
20.MODIFICATIONS
This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.
21.WAIVER
Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
22.NUMBER AND GENDER
Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
23.SECTION HEADINGS
The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.
24.ATTORNEYS’ FEES
Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or him in connection with such action.
25.SEVERABILITY
In the event that an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

26.NOTICES
All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:
(a)if to the Company:
Resources Connection, Inc.
Attn: Chief Legal Officer
17101 Armstrong Avenue
Irvine, CA 92614
(b)if to Executive, to Executive at Executive’s last address reflected in the Company’s payroll records.
Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 26 for the giving of notice.
27.COUNTERPARTS; ELECTRONIC SIGNATURES
This Agreement may be executed in any number of counterparts, including by using electronic signature technology, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories, including electronic signatures. To the extent a party signs this Agreement using electronic signature technology, by clicking “sign,” “accept,” or similar acknowledgement of acceptance, such party is signing this Agreement electronically, and electronic signatures appearing on this Agreement (or entered as to this Agreement using electronic signature technology) shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
28.WITHHOLDING TAXES
The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
29.SECTION 409A
(a)If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service, Executive shall not be entitled to any payment or benefit pursuant to Section 6, 7 or 8, as applicable, until the earlier of (i) the date which is six (6) months after Executive’s separation from service for any reason other than death, or (ii) the date of Executive’s death. The provision of this Section 29 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 29 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).
(b)To the extent that any reimbursements pursuant to Section 5 are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expenses were incurred. The reimbursements pursuant to Section 5 are not subject to liquidation or exchange for another benefits and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Section 409A of the Code.
(c)This Agreement is intended to comply with, and avoid any tax, penalty or interest under Section 409A of the Code, and shall be construed and interpreted accordingly. Except for the Company’s withholding right pursuant to Section 28, Executive shall be responsible for any and all taxes that may result from the compensation, payments and other benefits contemplated by this Agreement.
30.ARBITRATION AGREEMENT
Executive executed a Resources Global Professionals Dispute Resolution Agreement dated September 30, 2019 (the “Arbitration Agreement”). The Arbitration Agreement continues in full force and effect in accordance with its terms and is incorporated herein by reference. Any and all disputes, controversies, or claims arising out of, relating to, or connected with Executive’s employment or separation from the Company or this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be subject to the Arbitration Agreement.
31.LEGAL COUNSEL; MUTUAL DRAFTING
Each party recognizes that this is a legally binding contract and acknowledges and agrees that they had had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY:
By:    /s/ Kate W. Duchene
Name: Kate W. Duchene
Title: Chief Executive Officer

EXECUTIVE:
/s/ Bhadresh Patel
Bhadreskumar Patel